Exhibit 99.1

         Secured Digital Reports Record Quarterly Revenue as
            Sales Top $10 Million on Outsourcing Expansion

    SADDLE BROOK, N.J.--(BUSINESS WIRE)--May 15, 2007--Secured Digital Applications (OTCBB:SDGL), a leading provider of outsourced business consulting services in Asia, today announced record revenues of $10.37 million in the first quarter of 2007 as a result of increased sales of multimedia and business services.

    In its quarterly report filed with the Securities and Exchange Commission, the company reported that revenues increased by 23 percent from the first quarter of 2006, a gain of $1.97 million, while gross profits increased by 51 percent from $457,488 to $690,627. Income from continuing operations was $311,100, compared to a loss of $102,933 in the 2006.

    "Management is very pleased with the results for the first quarter of 2007," said Chairman and Chief Executive Officer Patrick Lim. "It represents Secured Digital's continuing expansion of its share of the market for advanced technology applications."

    The company also reaffirmed its sales and earnings guidance for 2007. The company expects to achieve revenue in the range of $44 - 48 million and net income in the range of $1.5 - $1.8 million.

    Lim also noted that the increased gross profit reflected Secured Digital's reorganization in 2006, during which the company divested its retail computer and secured shipping subsidiaries.



                                    First        First
                                   Quarter      Quarter
                                     2007         2006       Change
----------------------------------------------------------------------
Revenue                          $10,370,802   $8,402,325  $1,968,477
----------------------------------------------------------------------
Gross Profit                        $690,627     $457,488    $233,139
----------------------------------------------------------------------
Income from Continuing
 Operations                         $311,100    ($102,933)   $414,033
----------------------------------------------------------------------
Comprehensive Income                $369,451     $522,283   ($152,832)
----------------------------------------------------------------------


    About Secured Digital Applications, Inc:

    Secured Digital Applications, Inc. is a global provider of outsourced business services in media production, information technology, digital document management and trade management and consulting. The Company serves customers in Southeast Asia as well as the United States. The Company's media production includes content for television, the Internet and free-standing digital displays, and also designs and installs on-site multi-media presentations. SDA also develops and implements solutions for biometric security systems, business process applications and RFID applications including inventory and asset tracking. For more information, please visit www.digitalapps.net, www.eystar.com, www.sdawmedia.com and www.chinaseaco.com.

    Safe Harbor Statement:

    Information contained in this release includes forward-looking statements and information that is based on beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    CONTACT: Newport Capital Consultants
             Stephen Jones, 972-712-1039
             esjones1@aol.com